Exhibit 99.1

Advent Technologies Reports Q3 2023 Results

Operational Highlights

●	Signed a term sheet with Airbus to launch a Joint Project for the potential use of HT-PEM fuel cells in aviation.

●	Signed new supply contract with the U.S. Department of Defense of $2.2 million for portable power systems.

●	Received order from a prominent fuel cell integrator in the Asian market with initial value of $1.3 million.

●	Unveiled Advent’s range of Serene Power Systems at the 2023 Monaco Yacht Show.

●	Continued discussions with the Greek State to finalize its procedures for state aid funding of Advent’s Green HiPo project, following official ratification from the European Commission under the Important Projects of Common European Interest (“IPCEI”) Hy2Tech Program.

BOSTON, MA. – November 14, 2023 – Advent Technologies Holdings, Inc. (NASDAQ: ADN) (“Advent” or the “Company”), an innovation-driven leader in the fuel cell and hydrogen technology space, today announced consolidated financial results for the three months ended September 30, 2023. All amounts are in U.S. dollars unless otherwise noted and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Q3 2023 Financial Highlights

(All comparisons are to Q3 2022, unless otherwise stated)

●	Revenue of $1.3 million and income from grants of $0.5 million, for a total of $1.8 million.

●	Operating expenses of $11.0 million, a year-over-year increase of $0.3 million, primarily related to an increase in expenses for our new Hood Park facility in Charlestown, Massachusetts.

●	Net loss in Q3 of $(11.8) million or $(0.20) per share.

●	Unrestricted cash reserves were $3.7 million as of September 30, 2023, a decrease of $6.4 million from June 30, 2023, which includes $2.1 million of cash raised from the Company’s equity line of credit with Lincoln Park Capital and a final payment of $0.7 million for the build-out of the Hood Park facility.

“The consolidation of our global operations continued during Q3 2023, which has driven efficiencies and contributed to the reduction of our cash burn. We will continue to consolidate the business as we commercialize our portfolio and expand our production pipeline,” said Dr. Vasilis Gregoriou, Chairman and CEO of Advent Technologies. “Our HT-PEM technology is very attractive to the transportation sector, and this is reflected across applications for maritime, aviation, and automotive. Our goal is to forge partnerships like the ones announced with Hyundai and Airbus which will provide financial support and help us accelerate the development of the technology. These partnerships will actively support our R&D and investment efforts and provide a clear path to commercialization. Furthermore, we are actively developing our pipeline for the stationary power (diesel generator replacement) market, where we see increased commercial interest for deployments in 2024. We shall remain focused on successfully developing innovative fuel cell systems and expanding our collaboration agreements with world-class partners.”

Business Updates

Airbus Term Sheet to launch a Joint Benchmarking Project: On November 6, 2023, Advent announced the signing of a term sheet with Airbus, a global leader in aeronautics, space, and related services, for a joint benchmarking project regarding an optimized Ion Pair™ Membrane Electrode Assembly (“MEA”) for hydrogen fuel cells. Airbus will provide financial support to the project and its extensive knowledge of the aviation industry. Advent will invest in people, materials, hardware, and 3rd party research centers to contribute to the goals of the project. The multi-million dollar collaboration will take place over two years. A contract based on the signed term sheet is expected to be signed by the end of 2023, and the project will commence immediately thereafter in 2024.

The goal of the project is to accelerate the development of Advent’s MEA and benchmark the Ion Pair MEA against aviation requirements and current/expected technological limits. HT-PEM MEAs operating at temperatures higher than 180°C (360°F) aim to solve one of the largest challenges in aviation fuel cell use: thermal management. High temperature fuel cells allow increased performance, increased passenger carrying capability, and increased range compared to low temperature fuel cell stack technology. Advent believes that HT-PEM is a superior option not only for aviation, but also for heavy-duty trucks, the automotive industry and marine use.

New Contract with the U.S. Department of Defense: Advent secured a new $2.2 million contract with the U.S. Department of Defense (“DoD”). This milestone achievement comes under the General Technical Services prime contract and will play a crucial role in supporting the demanding mission requirements of the U.S. Army. This contract is the continuation of a series of past contracts with the U.S. DoD, and its primary objective is to further optimize Advent’s proprietary Honey Badger 50™ (“HB50”) portable fuel cell system by integrating the Company’s innovative Ion Pair MEA technology. Upon the completion of this new 12-month contract, Advent and the U.S. DoD aim to reinforce their long-term collaboration by focusing on the manufacturing process of the enhanced HB50 fuel cell system that will enable high-volume production manufacturing capacity. Advent’s Ion Pair MEA technology is anticipated to significantly enhance HB50’s performance, resulting in higher power density in an improved, more compact package, making it an ideal solution for off-grid field applications, including military and rescue operations. Since 2020, Advent has been actively improving its HB50 fuel cell system to create a highly portable and efficient power supply suitable for on-the-move battery charging and direct power supply for various U.S. Army applications. Through rigorous development efforts, the size and weight of the original 50W fuel cell system have been significantly reduced, culminating in successful field tests in 2022 and 2023, with the final technical report reinforcing its operational suitability. The HB50 power system can be fueled by biodegradable methanol, providing near-silent power generation with clean emissions. Its compact design allows it to seamlessly power radio and satellite communications apparatus, remote surveillance systems, laptops, and other battery charging needs, making it an ideal choice for covert operations. The system’s unique thermal features enable it to operate within a wide ambient temperature range from considerably below freezing to at least 40°C (104°F), therefore ensuring reliability in challenging conditions and climates. HB50’s adaptability to run on methanol as a hydrogen carrier allows it to operate at a fraction of the weight of traditional military-grade batteries. This factor is aligned with the U.S. DoD’s pursuit of lightweight and highly portable power solutions for their electronic needs, especially in conjunction with Integrated Visual Augmentation System and dismounted leader situational awareness systems for use during combat operations, like Nett Warrior.

Significant Expansion Order Contract with a Prominent Fuel Cell Integrator: Advent secured a significant expansion order contract with a prominent fuel cell integrator operating in the Asian market. Under the terms of the agreement, Advent will provide its innovative eFuel-powered (“Serene”) fuel cell stacks to be incorporated in power applications within the leisure sector in the region. The contract has a total initial value of $1.3 million. The supply chain is projected to remain active throughout 2024 in accord with the customer’s specified timeline. The primary application of Advent’s fuel cell stacks is to serve as sustainable prime and back-up power sources in small cabins, working in conjunction with batteries. The market for portable fuel cells, especially in the context of the leisure industry, is currently niche. However, because of the requirement to reduce carbon and other particulate emissions, this upswing in demand can be attributed to the increasing need for compact and portable fuel cell systems that are tailored to various leisure-related applications. The utilization of Advent’s Serene fuel cell stacks using liquid methanol as a hydrogen carrier fuel offers advantages in terms of transportation, logistics, and storage efficiency compared to gaseous hydrogen, thus enhancing operational safety. Advent’s Serene fuel cells stand out with their small footprint, occupying only about a third of the space required by a typical comparable diesel generator. Beyond their environmental advantage in terms of reduced emissions, Serene fuel cells provide an uninterrupted power supply across diverse environmental conditions and geographical locations. Serene fuel cells operate seamlessly within ambient temperatures ranging from -20°C to +50°C (-4°F to 122°F) and are designed to function efficiently even in humid and polluted air, showcasing exceptional adaptability.

Advent Unveils its Range of Serene Power Systems at the Monaco Yacht Show: On September 27, 2023, Advent unveiled its range of Serene Power Systems, resulting from the synergy of the Company’s High-Temperature Proton Exchange Membrane (“HT-PEM”) fuel cells with a compact battery unit, designed to fulfil both primary and auxiliary power requirements for vessels. Serene Power Systems integrate a compact battery, significantly smaller than traditional battery-only solutions, with a small fuel cell configuration operating on methanol, biomethanol or eMethanol. This combination not only can serve as the primary power source for smaller vessels, including leisure boats, sailboats, ferries, and inland river vessels, but also replace conventional diesel generators, providing a clean and efficient power alternative for a wide range of maritime applications. Furthermore, Serene Power Systems offer robust power capacity for supporting auxiliary loads on larger vessels and supply convenient shore power solutions for vessels at ports. Leveraging Advent’s patented HT-PEM technology, Serene Power Systems are purpose-built for optimal performance with various fuels. Operating at high temperatures, they efficiently generate electricity while producing heat, significantly boosting overall efficiency, reaching up to 85%. Methanol, a standout energy delivery and storage medium, excels as a superior hydrogen carrier, releasing hydrogen catalytically through a fuel reformer. Moreover, methanol offers the advantage of efficient storage and wide availability through existing infrastructure, with a distribution network akin to conventional fuels, establishing it as a safe and cost-effective maritime fuel option. Serene Power Systems offer several key advantages:

●	Customized for Every Vessel: Meticulously designed with modular flexibility, Serene Power Systems adapt to each vessel’s unique specifications, ensuring durability and simplicity while allowing for effortless customization.

●	Near Silent Operation: Serene Power Systems preserve the tranquility of the vessel experience by eliminating disruptive noise and vibration.

●	Minimal Maintenance, Cost-Efficiency: Advent’s innovative design significantly reduces the need for maintenance, repair, and operations, sparing vessel owners from mid-journey engine servicing inconveniences and providing more uninterrupted time on the open waters.

●	Competitive Pricing: Efficiency extends to cost-effectiveness. Advent’s low-maintenance fuel cell solutions offer a competitive total cost of ownership, benefiting both the environment and the financial bottom line.

●	Effortless Refueling: Advent’s Serene Power Systems recharge themselves by converting liquid green methanol fuel into electric power. Advent is planning to introduce 100% green eMethanol, derived from green hydrogen and sustainable power sources, enabling vessels to harness the energy of the sun and wind.

Clean Transition Dialogue on Hydrogen Organized by the European Commission: On October 10, 2023, Advent actively participated in the inaugural Clean Transition Dialogue on Hydrogen organized by the European Commission in Brussels. This very significant event, which addressed the vital hydrogen sector’s role in ensuring Europe’s energy independence, brought together key figures from the EU and top executives from companies and organizations engaged in the European hydrogen value chain. The event opened with an address by European Commission President Ursula von der Leyen and featured a keynote speech by Executive Vice President Maroš Šefčovič. Specialized thematic sessions followed, during which participants explored ideas and best practices to strengthen the industrial dimension of the European Green Deal and expedite the growth of the hydrogen sector throughout Europe. Dr. Vasilis Gregoriou, the Chairman and CEO of Advent Technologies, who also chairs the Coordination Group for the Important Projects of Common European Interest (“IPCEI”) in hydrogen technology (“Hy2Tech”), had the opportunity to brief President von der Leyen on the progress of projects endorsed by the EU under IPCEI Hy2Tech. Dr. Gregoriou also addressed the length of time that it is taking to secure funding for Advent Technologies’ EU-ratified Green HiPo project in Greece, reiterating the Company’s resolute commitment to executing the project efficiently.

Update on Green HiPo Project: The Green HiPo project is among the 41 initiatives under IPCEI Hy2Tech, collectively prepared and reported by fifteen Member States. Its implementation is a pivotal step towards fulfilling the EU’s goal of producing 10 million tons of renewable hydrogen in Europe by 2030. In July 2022, the European Commission officially ratified Advent’s Green HiPo project following a notification by the Greek State in June 2022, securing total state aid funding of up to EUR 782.1 million. The Green HiPo project focuses on the development, design, and production of HT-PEM fuel cell systems and electrolyser systems for the production of power and green hydrogen, respectively. Located in Kozani, Greece, this project is expected to play a crucial role in transitioning the Western Macedonia region from a coal-based economy to a more sustainable economic model. A state-of-the-art facility in Kozani is intended to serve as the production hub for fuel cells and electrolysers, contributing significantly to the region’s economic development. Advent has already installed over 1,200 HT-PEM fuel cell systems worldwide, replacing environmentally harmful diesel generators and providing clean energy to sectors such as telecommunications and critical communication infrastructure. Moreover, Advent is expected to lead the way in electrifying commercial ships, trucks, and aircraft, with these fuel cell systems being produced in the Kozani region as part of the Green HiPo project.

Advent is working closely with the Greek State to help it finalize its internal processes and procedures so that the funding of Green HiPo will commence.

Dr. Gregoriou concluded, “Advent continues to make significant progress across the portable, stationary and transportation power sectors. We will continue to consolidate our business with a view to maximizing efficiency and effectiveness throughout our global operations, and to focus on core markets and significant projects. As an update to Green HiPo, we have been working actively with the Greek State to finalize their procedures that will result in the release of state aid funding. I am confident in the potential of Advent and our technology, and I am very optimistic that we will continue to increase market share as economies embrace clean energy and decarbonization.”

Conference Call

The Company will host a conference call on Tuesday, November 14, 2023, at 9:00 AM ET to discuss its results.

To access the call please dial (888) 660-6182 from the United States, or (929) 203-0891 from outside the U.S. The conference call I.D. number is 3273042. Participants should dial in 5 to 10 minutes before the scheduled time.

A replay of the call can also be accessed via phone through November 28, 2023, by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 3273042.

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles complete fuel cell systems, and the critical components for fuel cells in the renewable energy sector. Advent is headquartered in Boston, Massachusetts, with offices in California, Greece, Denmark, Germany and the Philippines. With more than 150 patents issued, pending, or licensed worldwide for fuel cell technology, Advent holds the IP for next-generation HT-PEM that enable various fuels to function at high temperatures and under extreme conditions – offering a flexible option for the automotive, aviation, defense, oil and gas, maritime, and power generation sectors. For more information, please visit www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees, and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023, as well as the other information we file with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP throughout this press release, the Company has provided non-GAAP financial measures - Adjusted Net Income / (Loss) and Adjusted EBITDA - which present results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the terms Adjusted Net Income / (Loss) and Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These measures are reconciled from the respective measures under GAAP in the appendix below.

Contacts

Advent Technologies Holdings, Inc.

Naiem Hussain

nhussain@advent.energy

Chris Kaskavelis

press@advent.energy

###

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in USD thousands, except share and per share amounts)

	As of
	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,661	$32,869
Restricted cash, current	2,018	-
Accounts receivable, net	833	979
Contract assets	63	52
Inventories	13,913	12,620
Prepaid expenses and Other current assets	3,030	2,980
Total current assets	23,518	49,500
Non-current assets:
Goodwill	-	5,742
Intangibles, net	1,789	6,062
Property and equipment, net	24,260	17,938
Right-of-use assets	3,741	4,055
Restricted cash, non-current	750	750
Other non-current assets	1,023	5,221
Available for sale financial asset	316	320
Total non-current assets	31,879	40,088
Total assets	$55,397	$89,588
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade and other payables	$6,134	$4,680
Deferred income from grants, current	780	801
Contract liabilities	712	1,019
Other current liabilities	2,668	4,703
Operating lease liabilities	2,340	2,280
Income tax payable	181	183
Total current liabilities	12,815	13,666
Non-current liabilities:
Warrant liability	99	998
Long-term operating lease liabilities	8,774	9,802
Defined benefit obligation	89	72
Deferred income from grants, non-current	338	50
Other long-term liabilities	700	852
Total non-current liabilities	10,000	11,774
Total liabilities	22,815	25,440
Commitments and contingent liabilities
Stockholders’ equity
Common stock ($0.0001 par value per share; Shares authorized: 500,000,000 and 110,000,000 at September 30, 2023 and December 31, 2022, respectively; Issued and outstanding: 62,108,317 and 51,717,720 at September 30, 2023 and December 31, 2022, respectively)	6	5
Preferred stock ($0.0001 par value per share; Shares authorized: 1,000,000 at September 30, 2023 and December 31, 2022; nil issued and outstanding at September 30, 2023 and December 31, 2022)	-	-
Additional paid-in capital	188,850	174,509
Accumulated other comprehensive loss	(2,847)	(2,604)
Accumulated deficit	(153,427)	(107,762)
Total stockholders’ equity	32,582	64,148
Total liabilities and stockholders’ equity	$55,397	$89,588

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in USD thousands, except share and per share amounts)

	Three months ended September 30, (Unaudited)		Nine months ended September 30, (Unaudited)
	2023	2022	2023	2022
Revenue	$1,264	$2,399	$3,353	$5,880
Cost of revenues	(2,456)	(2,339)	(5,845)	(6,126)
Gross loss	(1,192)	60	(2,492)	(246)
Income from grants	496	294	1,690	1,011
Research and development expenses	(2,131)	(2,547)	(8,155)	(7,338)
Administrative and selling expenses	(8,916)	(8,203)	(25,736)	(26,657)
Sublease income	139	-	404	-
Amortization of intangibles	(117)	(696)	(526)	(2,113)
Credit loss – customer contracts	64	-	(63)	-
Impairment losses	-	-	(9,763)	-
Operating loss	(11,657)	(11,092)	(44,641)	(35,343)
Fair value change of warrant liability	(134)	(911)	355	7,248
Finance income / (expenses), net	-	-	118	(9)
Foreign exchange gains / (losses), net	(12)	(33)	106	(51)
Other income / (expenses), net	(123)	1	(883)	(220)
Loss before income tax	(11,926)	(12,035)	(44,945)	(28,375)
Income taxes	80	567	(720)	1,663
Net loss	$(11,846)	$(11,468)	$(45,665)	$(26,712)
Net loss per share
Basic loss per share	(0.20)	(0.22)	(0.83)	(0.52)
Basic weighted average number of shares	60,371,473	51,660,133	55,294,610	51,465,004
Diluted loss per share	(0.20)	(0.22)	(0.83)	(0.52)
Diluted weighted average number of shares	60,371,473	51,660,133	55,294,610	51,465,004

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in USD thousands)

	Nine months ended September 30, (Unaudited)
	2023	2022
Net Cash used in Operating Activities	$(26,338)	$(32,166)

Cash Flows from Investing Activities:
Purchases of property and equipment	(3,226)	(3,549)
Purchases of intangible assets	-	(117)
Advances for the acquisition of property and equipment	(1,255)	-
Acquisition of available for sale financial assets	-	(319)
Acquisition of subsidiaries	(1,864)	-
Net Cash used in Investing Activities	$(6,345)	$(3,985)

Cash Flows from Financing Activities:
Issue of common stock and paid-in capital	5,488
State refundable deposit repayment	-	(41)
Net Cash (used in) provided by Financing Activities	$5,488	$(41)

Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	$(27,195)	$(36,192)
Effect of exchange rate changes on cash, cash equivalent, restricted cash and restricted cash equivalents	5	(1,126)
Cash, cash equivalents, restricted cash and restricted cash equivalents at the beginning of the period	33,619	79,764
Cash, cash equivalents, restricted cash and restricted cash equivalents at the end of the period	$6,429	$42,446

Reconciliation to Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$3,661	$41,696
Restricted cash, current	2,018	-
Restricted cash, non-current	750	750
Cash, cash equivalents, restricted cash and restricted cash equivalents	$6,429	$42,446

Supplemental Cash Flow Information
Cash activities
Interest paid	$16	$16
Non-cash Investing and Financing Activities:
Assets acquired under operating leases	$-	$1,594
Issuance of common stock and paid-in capital	$769	$-

Supplemental Non-GAAP Measures and Reconciliations

In addition to providing measures prepared in accordance with GAAP, we present certain supplemental non-GAAP measures. These measures are EBITDA, Adjusted EBITDA and Adjusted Net Income / (Loss), which we use to evaluate our operating performance, for business planning purposes and to measure our performance relative to that of our peers. These non-GAAP measures do not have any standardized meaning prescribed by GAAP and therefore may differ from similar measures presented by other companies and may not be comparable to other similarly titled measures. We believe these measures are useful in evaluating the operating performance of Advent’s ongoing business. These measures should be considered in addition to, and not as a substitute for net income, operating expense and income, cash flows and other measures of financial performance and liquidity reported in accordance with GAAP. The calculation of these non-GAAP measures has been made on a consistent basis for all periods presented.

EBITDA and Adjusted EBITDA

These supplemental non-GAAP measures are provided to assist readers in determining our operating performance. We believe this measure is useful in assessing performance and highlighting trends on an overall basis. We also believe EBITDA and Adjusted EBITDA are frequently used by securities analysts and investors when comparing our results with those of other companies. EBITDA differs from the most comparable GAAP measure, net income / (loss), primarily because it does not include interest, income taxes, depreciation of property, plant and equipment, and amortization of intangible assets. Adjusted EBITDA adjusts EBITDA for items such as one-time transaction costs, asset impairment charges, and fair value changes in the warrant liability.

The following tables show a reconciliation of net loss to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022.

EBITDA and Adjusted EBITDA	Three months ended September 30, (Unaudited)			Nine months ended September 30, (Unaudited)
(in Millions of US dollars)	2023	2022	$ change	2023	2022	$ change
Net loss	$(11.85)	$(11.47)	(0.38)	$(45.67)	$(26.71)	(18.96)
Depreciation of property and equipment	$0.89	$0.35	0.54	$2.10	$1.13	0.97
Amortization of intangibles	$0.12	$0.69	(0.57)	$0.53	$2.11	(1.58)
Finance income / (expenses), net	$-	$-	-	$(0.12)	$0.01	(0.13)
Other income / (expenses), net	$0.12	$-	0.12	$0.88	$0.22	0.66
Foreign exchange differences, net	$0.01	$0.03	(0.02)	$(0.11)	$0.05	(0.16)
Income taxes	$(0.08)	$(0.56)	0.48	$0.72	$(1.66)	2.38
EBITDA	$(10.79)	$(10.96)	0.17	$(41.67)	$(24.85)	(16.82)
Net change in warrant liability	$0.13	$0.91	(0.78)	$(0.36)	$(7.25)	6.89
Impairment losses	$-	$-	-	$9.76	$-	9.76
Adjusted EBITDA	$(10.66)	$(10.05)	(0.61)	$(32.27)	$(32.10)	(0.17)

Adjusted Net Loss

This supplemental non-GAAP measure is provided to assist readers in determining our financial performance. We believe this measure is useful in assessing performance and highlighting trends on an overall basis. Adjusted Net Loss differs from the most comparable GAAP measure, net loss, primarily because it does not include one-time transaction costs, asset impairment charges and warrant liability changes. The following table shows a reconciliation of net loss to Adjusted Net Loss for the three and nine months ended September 30, 2023 and 2022.

Adjusted Net Loss	Three months ended September 30, (Unaudited)			Nine months ended September 30, (Unaudited)
(in Millions of US dollars)	2023	2022	$ change	2023	2022	$ change
Net loss	$(11.85)	$(11.47)	(0.38)	$(45.67)	$(26.71)	(18.96)
Net change in warrant liability	$0.13	$0.91	(0.78)	$(0.36)	$(7.25)	6.89
Impairment losses	$-	$-	-	$9.76	$-	9.76
Adjusted Net Loss	$(11.72)	$(10.56)	(1.16)	$(36.27)	$(33.96)	(2.31)